                                    Exhibit 3.1

3.01  General Powers; Number and Classification. All corporate powers shall be exercised by or under the authority of, and the business and affairs of the corporation shall be managed under the direction of, its Board of Directors. The Articles of Incorporation provide that the Board of Directors shall consist of such number of members as these Bylaws may provide, but not less than seven. Until this Bylaw is amended to provide for a different number, the number of directors constituting the whole Board of Directors shall be ten. No decrease in the number of directors shall have the effect of shortening the term of an incumbent director.

As provided in the Articles of Incorporation, the Board of Directors shall be divided into three classes as nearly equal in number as possible, as determined by the Board of Directors. The term of office of a director shall be three years. The classes of directors shall be staggered so that each expires in succeeding years. At each annual meeting of stockholders, the number of directors equal to the number of the class whose terms expire at the time of such meeting shall be elected to hold office until the third succeeding annual meeting and until their successors shall have been elected.

5.01  Certificates for Shares. Shares of the Company’s stock may be certificated or uncertificated, as provided under the Wisconsin Business Corporation Law.

(a)   Certificates representing shares of the corporation shall be in such form, consistent with law, as shall be determined by the Board of Directors. At a minimum, a share certificate shall state on its face the name of the corporation and that it is organized under the laws of the State of Wisconsin, the name of the person to whom issued, and the number and class of shares and the designation of the series, if any, that the certificate represents. If the corporation is authorized to issue different classes of shares or different series within a class, the front or back of the certificate must contain either (i) a summary of the designations, relative rights, preferences and limitations applicable to each class, and the variations in the rights, preferences and limitations determined for each series and the authority of the Board of Directors to determine variations for future series, or (ii) a conspicuous statement that the corporation will furnish the stockholder the information described in clause (i) on request, in writing and without charge. Such certificates shall be signed, either manually or in facsimile, by the Chief Executive Officer, the President or a Vice President and by the Secretary or an Assistant Secretary. All certificates for shares shall be consecutively numbered or otherwise identified. The name and address of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered on the stock transfer books of the corporation. All certificates surrendered to the corporation for transfer shall be cancelled and no new certificate shall be issued until the former certificate for a like number of shares shall have been surrendered and cancelled, except as provided in Section 5.05.

(b)  The Board of Directors of the corporation may authorize the issuance of any shares of any of its classes or series without certificates. The authorization does not affect shares already represented by certificates until the certificates are surrendered to the corporation. Within a reasonable time after the issuance or transfer of shares without certificates, the corporation shall send the stockholder a written statement of the information required on share certificates by paragraph (a) of this Section 5.01 and, if applicable, Section 5.04. Unless the Wisconsin Business Corporation Law or Chapter 408 of the Wisconsin Statutes expressly provides otherwise, the rights and obligations of stockholders are identical whether or not their shares are represented by certificates.

5.02  Signature by Former Officers. If an officer or assistant officer, who has signed or whose facsimile signature has been placed upon any certificate for shares, has ceased to be such officer or assistant officer before such certificate is issued, the certificate may be issued by the corporation with the same effect as if that person were still an officer or assistant officer at the date of its issue.

5.03  Transfer of Shares. Transfer of shares shall be made on the books of the Company only by the record holder of such shares, or by attorney lawfully constituted in writing, and, in the case of shares represented by a certificate, upon surrender of the certificate. Prior to due presentment of a certificate for shares for registration of transfer, and unless the corporation has established a procedure by which a beneficial owner of shares held by a nominee is to be recognized by the corporation as the stockholder, the corporation may treat the registered owner of such shares as the person exclusively entitled to vote, to receive notifications and otherwise to have and exercise all the rights and power of an owner. The corporation may require reasonable assurance that all transfer endorsements are genuine and effective and in compliance with all regulations prescribed by or under the authority of the Board of Directors.

5.04  Restrictions on Transfer. The face or reverse side of each certificate representing shares, and the written statement of the information required by Section 5.01(b) with respect to shares without certificates, shall bear a conspicuous notation of any restriction upon the transfer of such shares imposed by the corporation or imposed by any agreement of which the corporation has written notice.